Exhibit 99.1

Zoran Corporation: Karl Schneider Chief Financial Officer (408) 919-4111 ir@zoran.com	The Global Consulting Group: Kristyn Hutzell (Investors) (925) 946-9392 khutzell@hfgcg.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS RECORD REVENUE FOR
SECOND QUARTER 2003
Record units shipped in DVD and digital camera with annual growth of
49 percent and 570 percent, respectively

SANTA CLARA, Calif.  (July 24, 2003) — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing consumer electronics markets, today reported results for its second quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $44.7 million compared with $34.0 million for the same quarter in 2002 and $37.8 million last quarter. Net income for the second quarter was $4.2 million, or $0.15 per diluted share, compared with $1.0 million, or $0.04 per diluted share, for the same quarter last year, and $193,000, or $0.01 per diluted share, for the first quarter of 2003.

Excluding amortization of acquisition-related purchased intangibles and other nonrecurring charges from reported operating expenses, the Company reported pro forma net income for the second quarter of $5.2 million, or $0.18 per share on a diluted basis. This compares with pro forma net income of $3.5 million, or $0.12 per diluted share, for the same quarter last year and $1.1 million, or $0.04 per diluted share, for the first quarter of 2003.

“The second quarter marks a major turning point for Zoran,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer.  “We achieved not only record revenues for the quarter, but we also achieved the strongest sequential growth we’ve seen in the past five years in what has historically been a seasonally weak period.  In our DVD business, customers continued to transition to the Vaddis 6, our new DVD system on a chip, resulting in over 100 percent sequential growth in units shipped for this product.  Our digital camera business also achieved a record in units shipped during the second quarter, and we expect this trend to continue in the third quarter of 2003.”

Recent Highlights

•                  Zoran and Oak Technology, Inc announced the signing of a definitive merger agreement that is expected to close during the week of August 11, 2003, subject to approval by the stockholders of Zoran and Oak at meetings to be held on August 8, 2003.

•                  Zoran’s Vaddis product line powers Toshiba’s third generation DVD recorders.

•                  Zoran’s Vaddis product line runs Orient Power’s new wireless home network enabled on media DVD player.

•                  Zoran’s Vaddis 5E is shipping to major OEM manufacturers.

•                  Zoran’s COACH processor powers new digital cameras from Minolta Corporation.

•                  Zoran’s Vaddis product line powers Gateway’s new wireless and Ethernet Connected DVD player models.

Future Outlook

The following statements are based on current expectations and do not include any financial effects as a result of the pending acquisition of Oak Technology, which, if consummated, will substantially affect the Company’s operating results.  These statements are forward looking, and actual results may differ materially.

The Company is currently expecting third quarter 2003 revenues from its current operations to increase 27 to 32 percent from second quarter 2003 levels. Product gross margin is expected to improve from 36.8 percent to between 38.5 and 39.5 percent in the third quarter with overall gross margin expected to range between 40.0 and 41.0 percent. Operating expenses, excluding any acquisition related costs, are expected to increase 4 to 6 percent from second quarter levels. Earnings per share is expected to range between $0.28 and $0.30 per diluted share, or between $0.31 and $0.33 per diluted share, excluding acquisition related costs, on 29.2 million shares. Acquisition related costs to be included under GAAP should be $812,000. On an annual basis, the Company’s outlook remains unchanged and, management continues to expect revenues from its current operations to grow 30 to 34 percent from 2002 levels with earnings growth of 17 to 24 percent.

Zoran will provide more commentary on its third quarter results and 2003 outlook during the earnings conference call.

Earnings Conference Call

Zoran Corporation has scheduled a conference call for 5:00 p.m. ET today to discuss second quarter results.  To listen to the call, please call 617-801-9702 approximately five minutes prior to the start of the call.  For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 7:00 p.m. ET on July 24 until 7:00 p.m. ET on August 1. The access number for the replay is 617-801-6888; confirmation number 27734418.

Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Company Profile

Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-a-chip for applications in the growing consumer electronics markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio, video, and imaging applications. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD products and digital cameras have received recognition for excellence and are now in millions of homes worldwide. With headquarters in the U.S. and operations in Canada, China, Hong Kong, Israel, Japan, Korea and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

Forward Looking Statements

This press release includes a number of forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the pending acquisition of Oak Technology; rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the

Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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ZORAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues:
Product sales	$41,510	$32,199	$78,607	$61,304
Software, licensing and development	3,221	1,795	3,957	3,780
Total revenues	44,731	33,994	82,564	65,084

Costs and expenses:
Cost of product sales	26,227	20,559	52,937	39,391
Research and development	6,231	5,521	10,710	11,042
Selling, general and administrative	7,796	5,905	14,738	11,645
Amortization of other intangibles	954	2,445	1,907	4,890
Total costs and expenses	41,208	34,430	80,292	66,968

Operating income (loss)	3,523	(436)	2,272	(1,884)
Interest and other income (loss), net	1,286	1,852	2,857	3,311
Income before income taxes	4,809	1,416	5,129	1,427
Provision for income taxes	576	386	703	632
Net income	$4,233	$1,030	$4,426	$795

Basic net income per share	$0.15	$0.04	$0.16	$0.03
Diluted net income per share	$0.15	$0.04	$0.15	$0.03
Shares used in computing per share amounts:
Basic	27,481	27,054	27,452	26,949
Diluted	28,991	28,923	28,588	28,862

-more-

ZORAN CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Use of Pro Forma Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, Zoran uses a pro forma measure of net income, which is adjusted to exclude amortization of acquisition related purchase intangibles. Our pro forma net income gives an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with generally accepted accounting principles in the United States.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues:
Product sales	$41,510	$32,199	$78,607	$61,304
Software, licensing and development	3,221	1,795	3,957	3,780
Total revenues	44,731	33,994	82,564	65,084

Costs and expenses:
Cost of product sales	26,227	20,559	52,937	39,391
Research and development	6,231	5,521	10,710	11,042
Selling, general and administrative	7,796	5,905	14,738	11,645
Total costs and expenses	40,254	31,985	78,385	62,078

Operating income	4,477	2,009	4,179	3,006
Interest and other income (loss), net	1,286	1,852	2,857	3,311
Income before income taxes	5,763	3,861	7,036	6,317
Provision for income taxes	576	386	703	632
Net income	$5,187	$3,475	$6,333	$5,685

Basic net income per share	$0.19	$0.13	$0.23	$0.21
Diluted net income per share	$0.18	$0.12	$0.22	$0.20
Shares used in computing per share amounts:
Basic	27,481	27,054	27,452	26,949
Diluted	28,991	28,923	28,588	28,862

RECONCILIATION OF PRO FORMA NET INCOME TO GAAP NET INCOME
(in thousands)
(unaudited)

Pro forma net income	$5,187	$3,475	$6,333	$5,685
Items excluded from pro forma:
Amortization of other intangibles (1)	(954)	(2,445)	(1,907)	(4,890)
Net income	$4,233	$1,030	$4,426	$795

(1)     Amortization of other intangibles assets for the quarter and six months ended June 30, 2003 and 2002 is associated with the acquisitions of PixelCam Inc. and Nogatech Inc. in June and October of 2000, respectively.

ZORAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2003	December 31, 2002

ASSETS
Current assets:
Cash and short-term investments	$142,684	$137,075
Accounts receivable, net	54,101	34,652
Inventory	13,545	12,686
Prepaid expenses & other current assets	9,781	6,479
Total current assets	220,111	190,892
Property and equipment, net	7,264	5,848
Other investments	72,449	78,334
Goodwill and other intangibles	65,069	67,542
	$364,893	$342,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,863	$9,639
Accrued expenses and other liabilities	22,175	21,965
Total current liabilities	48,038	31,604

Stockholders’ equity:
Common Stock	28	27
Additional paid-in capital	400,664	399,052
Deferred stock-based compensation	(63)	(83)
Accumulated other comprehensive income	292	508
Accumulated deficit	(84,066)	(88,492)
Total stockholders’ equity	316,855	311,012

	$364,893	$342,616

Contact:                           Karl Schneider, Chief Financial Officer of Zoran Corporation, 408-919-4111, or
ir@zoran.com; or Kristyn Hutzell, 925-946-9392, or khutzell@hfgcg.com, for
Zoran Corporation/First Call Analyst:
Web site: http://www.zoran.com
(ZRAN)